As filed with the Securities and Exchange Commission on September 20, 2010
Registration No. 333-168253

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORIENTAL FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico (State or other jurisdiction of incorporation or organization)	66-0538893 (I.R.S. Employer Identification No.)

Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlos O. Souffront
General Counsel
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Iván G. Marrero McConnell Valdés LLC 270 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 (787) 250-2606	Gregg A. Noel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of		Offering	Aggregate	Registration
Securities to be Registered	Amount to be Registered(1)	Price per Unit(2)	Offering Price(2)	Fee
Common Stock, $1.00 par value per share	13,320,000 shares	$13.42	$178,754,400.00	$12,745.19

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock shares as reported on the New York Stock Exchange on July 19, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2010

PROSPECTUS

Oriental Financial Group Inc.

13,320,000 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling securityholders identified in this prospectus of 13,320,000 shares of Oriental Financial Group Inc. common stock, par value $1.00 per share. In this prospectus, we also refer to the shares of common stock as the securities.

The securities are being registered to permit the selling securityholders to sell the securities from time to time through ordinary brokerage transactions or through any other means described in this prospectus. The price at which the selling securityholders may sell the securities will be determined by the prevailing market for the securities or in negotiated transactions. See “Plan of Distribution.”

We will not receive any proceeds from the sale of the securities by the selling securityholders.

Our common stock is listed on the New York Stock Exchange under the symbol “OFG.” On September 17, 2010, the last reported sale price of our common stock was $13.44 per share.

Investing in our securities involves risks. You should carefully read and consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September   , 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the securityholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling securityholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. We recommend that you carefully read this entire prospectus and any applicable prospectus supplement, especially the section entitled “Risk Factors” on page 3, before making a decision to invest in the securities covered by this prospectus. You should also carefully read the additional information and documents described under “Where You Can Find More Information.”

You should only rely on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of the date on the front cover of such document and that any information incorporated by reference is accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Oriental Financial Group,” the “Company,” “we,” “us,” “our” or similar references mean Oriental Financial Group Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities covered by this prospectus, you should refer to the registration statement and its exhibits.

You may read and copy any document filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You can also obtain more information about us by visiting our website at http://www.orientalonline.com.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring to these documents. The information included in the following documents is incorporated by reference and is considered a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes previously filed information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 11, 2010, as amended on August 11, 2010, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 17, 2010;

•	our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 7, 2010, and for the fiscal quarter ended June 30, 2010, filed with the SEC on August 10, 2010;

ii

•	our Current Reports on Form 8-K filed with the SEC on March 15, 2010, March 16, 2010, March 19, 2010, May 3, 2010, May 6, 2010, as amended on July 16, 2010, June 14, 2010, July 1, 2010, and September 8, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-B, filed with the SEC on January 10, 1997, including any amendment or report filed thereafter for the purpose of updating such information.

We also incorporate by reference all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until all the shares being offered by this prospectus are sold. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.

We will provide, at no cost, to each person, including a beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated herein by reference, other than exhibits to these documents unless such exhibits are specifically incorporated by reference into such documents. Requests for copies should be directed to:

Oriental Financial Group Inc.
Investor Relations c/o Anreder & Company
286 Madison Avenue, Suite 907
New York, NY 10017
Telephone: (212) 532-3232 or (800) 421-1003
Fax: (212) 679-7999
E-mail: ofg@anreder.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Private Securities Litigation Reform Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements of the Private Securities Litigation Reform Act. In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “intend,” “project,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, which we describe in more detail elsewhere herein and in other documents filed by us with the SEC.

Various factors could cause actual results or outcomes to differ materially from our expectations. We wish to caution readers not to place undue reliance on any such forward-looking statements and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, the integration of Eurobank assets with our operations, competitive, and regulatory factors, legislative changes and accounting pronouncements, could affect our financial performance and could cause our actual results for future periods to differ materially from those anticipated or projected. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors, if any, will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary note.

iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, before deciding to invest in our securities.

About Oriental Financial Group Inc.

Oriental Financial Group Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a full range of financial services through its wholly owned subsidiaries Oriental Bank and Trust, Oriental Financial Services Corp., Oriental Insurance, Inc. and Caribbean Pension Consultants, Inc. We currently operate through a network of 34 financial centers located throughout Puerto Rico and one location in Boca Raton, Florida, which serves as the headquarters of our wholly owned subsidiary Caribbean Pension Consultants, Inc.

We have developed a financial services platform that provides a comprehensive suite of financial products and services for our retail and institutional customers. We have organized our operations under three business lines: Banking, Financial Services and Treasury. Our core businesses are mortgage banking, trust and money management services, financial planning, securities brokerage, investment banking, commercial banking, consumer banking and insurance brokerage. In order to more effectively compete, we have focused our retail and commercial banking and financial planning efforts on professionals and owners of small and mid-size businesses and on the mid and high net worth individuals and families in Puerto Rico. We believe these segments of the market have been largely underserved.

On April 30, 2010, we issued and sold 200,000 shares of our newly authorized Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) at a purchase price and liquidation preference of $1,000 per share. On June 30, 2010, our shareholders approved the conversion of the Series C Preferred Stock into our common stock and each share of the Series C Preferred Stock converted into approximately 66.6 shares of our common stock, for an aggregate of 13,320,000 shares of our common stock. Holders of Series C Preferred Stock received cash in lieu of fractional shares of common stock.

Oriental Bank and Trust

Our main operating subsidiary is Oriental Bank and Trust, a Puerto Rico full service commercial bank insured by the Federal Deposit Insurance Corporation (the “FDIC”) and a member of the Federal Home Loan Bank of New York.

Oriental Bank and Trust offers mortgage, commercial and consumer lending, demand, savings and time deposits, financial planning, and corporate and individual trust services in Puerto Rico. Through its trust department, Oriental Bank and Trust provides a complete range of fiduciary and custodial services to individuals, families and businesses. It has an international banking entity subsidiary, Oriental International Bank Inc., which offers Oriental Bank and Trust certain Puerto Rico tax advantages and its services are limited under Puerto Rico law to persons and assets/liabilities located outside of Puerto Rico.

On April 30, 2010, Oriental Bank and Trust acquired all of the retail deposits, certain assets and substantially all of the operations of Eurobank, a Puerto Rico commercial bank (“Eurobank”), from the FDIC, as receiver of Eurobank. The acquisition was made pursuant to a Purchase and Assumption Agreement — Whole Bank, All Deposits, dated as of April 30, 2010 (the “P&A Agreement”), by and between Oriental Bank and Trust and the FDIC. Based on the closing with the FDIC as of April 30, 2010, the fair value of the assets acquired consisted of $839.5 million in loans, $20.6 million in foreclosed real estate and other repossessed property, $89.8 million in cash and cash equivalents, $10.1 million in Federal Home Loan Bank of New York stock, and $5.3 million in other assets. The fair value of the liabilities assumed consisted of $729.5 million in deposits and $15.8 million in other liabilities. The acquired loans are subject to loss sharing arrangements pursuant to which the FDIC will bear 80% of qualifying losses, beginning with the first dollar amount of qualifying losses. Eleven of Eurobank’s 22 banking offices located in Puerto Rico are expected to remain open as branches of Oriental Bank and Trust.

Oriental Financial Services

Oriental Financial Services Corp. is our securities brokerage and investment banking subsidiary. Through a highly trained and customer service focused employee base, Oriental Financial Services provides financial planning services to individuals and investment banking services, encompassing both public and corporate finance, to corporations and the Puerto Rico government. Oriental Financial Services offers its customers a wide array of investment alternatives such as tax-advantaged fixed income securities, mutual funds, and various other equity and fixed income securities. It also manages and participates in public offerings and private placements of debt and equity securities in Puerto Rico. Oriental Financial Services is a Puerto Rico corporation and a full service, registered broker-dealer.

Oriental Insurance

Oriental Insurance, Inc. is a Puerto Rico corporation and a licensed insurance producer that offers, as agent for unaffiliated insurance companies, annuities and life insurance products, property and casualty insurance, and title insurance for individual and commercial clients. Oriental Insurance’s licensed personnel has increasingly partnered with various business groups within the company to develop new insurance business opportunities and to better serve our clients.

Caribbean Pension Consultants

Caribbean Pension Consultants, Inc. is a Florida corporation headquartered in Boca Raton, Florida. It is engaged in the business of pension and retirement plan administration, focused on 401(k) and Keogh retirement plans in Puerto Rico, the United States and the Bahamas. Caribbean Pension Consultants, Inc. is the largest third party administrator of pension and retirement accounts in Puerto Rico.

Our principal executive offices are located at Professional Offices Park, 997 San Roberto Street, San Juan, Puerto Rico, and our telephone number is (787) 771-6800. We maintain a website at http://www.orientalfg.com.

Summary of the Offering

Issuer	Oriental Financial Group Inc., a Puerto Rico corporation.

Seller	One or more selling securityholders, see “Selling Securityholders.” We are not selling any of the securities.

Common Shares Offered	13,320,000 shares of our common stock, par value $1.00 per share. The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus; however, the selling securityholders are not obligated to sell the securities.

Use of Proceeds	All securities sold pursuant to this prospectus will be offered and sold by the selling securityholders. We will not receive any proceeds from the sale of the securities offered by the selling securityholders.

Risk Factors	For a discussion of risks involved with an investment in our common stock, see “Risk Factors” beginning on page 3 of this prospectus.

NYSE Symbol	“OFG.”

RISK FACTORS

An investment in our common stock involves certain risks. Before making an investment decision, you should read carefully and consider the risk factors below relating to this offering. You should also refer to other information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risk factors included in our Annual Report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC under the Securities Exchange Act of 1934, as amended. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business, financial condition and results of operations.

Risks Related to Our Business

We may fail to realize the anticipated benefits of our acquisition of Eurobank.

The success of our acquisition of all of the retail deposits and substantially all of the assets and operations of Eurobank on April 30, 2010 from the FDIC, as receiver for Eurobank, will depend on, among other things, our ability to realize anticipated cost savings and to integrate the acquired Eurobank assets and operations in a manner that permits growth opportunities and does not materially disrupt our existing customer relationships or result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. Additionally, we will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from our estimates, which could result in our not achieving the anticipated benefits of the acquisition.

We cannot assure you that our acquisition of Eurobank will have positive results, including results relating to: correctly assessing the asset quality of the assets acquired; the total cost of integration, including management attention and resources; the time required to complete the integration successfully; the amount of longer-term cost savings; being able to profitably deploy funds acquired in the transaction; or the overall performance of the combined business.

Our future growth and profitability depends, in part, on our ability to successfully manage the combined operations. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect our operations or results. The loss of key employees in connection with this acquisition could adversely affect our ability to successfully conduct the combined operations.

Given the continued economic recession in Puerto Rico, notwithstanding our loss-sharing arrangements with the FDIC with respect to certain Eurobank assets that we acquired, we may continue to experience increased credit costs or need to take additional markdowns and make additional provisions to the allowances for loan losses on the assets and loans acquired that could adversely affect our financial condition and results of operations in the future. There is no assurance that as our integration efforts continue in connection with this transaction, other unanticipated costs, including the diversion of personnel, or losses, will not be incurred.

Our acquisition of Eurobank may also result in business disruptions that cause us to lose customers or cause customers to move their accounts or business to competing financial institutions. It is possible that the integration process related to this acquisition could disrupt our ongoing business or result in inconsistencies in customer service that could adversely affect our ability to maintain relationships with clients, customers, depositors and employees.

Loans that we acquired in the Eurobank transaction may not be covered by the loss sharing agreements if the FDIC determines that we have not adequately performed under these agreements or if the loss sharing agreements have ended.

Although the FDIC has agreed to reimburse us for 80% of qualifying losses on covered loans, the FDIC has the right to refuse or delay payment for loan losses if the loss sharing agreements are not performed by us in accordance with their terms. Additionally, the loss sharing agreements have limited terms. Therefore, any charge-offs that we experience after the terms of the loss sharing agreements have ended would not be recoverable from the FDIC.

Certain provisions of the loss sharing agreements entered into with the FDIC may have anti-takeover effects and could limit our ability to engage in certain strategic transactions our Board of Directors believes would be in the best interests of shareholders.

The FDIC’s agreement to bear 80% of qualifying losses on single family residential loans for ten years and commercial loans for five years is a significant asset of ours and a feature of the Eurobank acquisition without which we would not have entered into the transaction. Our agreement with the FDIC requires that we receive prior FDIC consent, which may be withheld by the FDIC in its sole discretion, prior to us or our shareholders engaging in certain transactions. If any such transaction is completed without prior FDIC consent, the FDIC would have the right to discontinue the loss sharing arrangement.

Among other things, prior FDIC consent is required for (a) a merger or consolidation of us with or into another company if our shareholders will own less than 2/3 of the combined company and (b) a sale of shares by one or more of our shareholders that will effect a change in control of Oriental Bank and Trust, as determined by the FDIC with reference to the standards set forth in the Change in Bank Control Act (generally, the acquisition of between 10% and 25% of our voting securities where the presumption of control is not rebutted, or the acquisition of more than 25% of our voting securities). Such a sale by shareholders may occur beyond our control. If we or any shareholder desired to enter into any such transaction, there can be no assurances that the FDIC would grant its consent in a timely manner, without conditions, or at all. If one of these transactions were to occur without prior FDIC consent and the FDIC withdrew its loss share protection, there could be a material adverse impact on us.

We may incur a significant impairment charge in connection with a decline in the market value of our investment securities portfolio, including our non-agency collateralized mortgage obligations and structured credit investments.

The majority of our earnings come from our Treasury business segment, which encompasses our investment securities portfolio. The determination of fair value for investment securities involves significant judgment due to the complexity of factors contributing to the valuation, many of which are not readily observable in the market. In addition, we utilize and review information obtained from third-party sources to measure fair values. Third-party sources also use assumptions, judgments and estimates in determining securities values, and different third parties may provide different prices for securities. Moreover, depending upon, among other things, the measurement date of the security, the subsequent sale price of the security may be different from its recorded fair value. These differences may be significant, especially if the security is sold during a period of illiquidity or market disruption.

When the fair value of a security declines, management must assess whether the decline is “other-than-temporary.” When the decline in fair value is deemed “other-than-temporary,” the amortized cost basis of the investment security is reduced to its then current fair value. On April 1, 2009, we adopted FASB Accounting Standard Codification (“ASC”) 320-10-65-1, which changed the accounting requirements for other-than-temporary impairments for debt securities and, in certain circumstances, separates the amount of total impairment into credit and noncredit-related amounts. The review takes into consideration current market conditions, issuer rating changes and trends, the credit worthiness of the obligor of the security, current analysts’ evaluations, failure of the issuer to make scheduled interest or principal payments, our intent to not sell the security or whether it is more-likely-than-not that we will be required to sell the debt security before its anticipated recovery, as well as other qualitative factors. The term “other-than-temporary impairments” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Any portion of a decline in value associated with credit loss is recognized in income with the remaining noncredit-related component being recognized in other comprehensive income. A credit loss is determined by assessing whether the amortized cost basis of the security will be recovered, by comparing the present value of cash flows expected to be collected from the security, computed using original yield as the discount rate, to the amortized cost basis of the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is considered to be the “credit loss.” Such impairment charges reflect non-cash losses at the time of recognition. Subsequent disposition or sale of such assets could further affect our future results of operations, as they are based on the difference between the sale prices received and adjusted amortized cost of such assets at the time of sale. The review of whether a decline in fair value is other-than-temporary considers numerous factors and many of these factors involve significant judgment.

Changes in interest rates may hurt our business.

Changes in interest rates is one of the principal market risks affecting us. Our income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the value of loans and investment securities, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding.

We are at risk because most of our business is conducted in Puerto Rico, which is experiencing a downturn in the economy and in the real estate market.

Because most of our business activities are conducted in Puerto Rico and a substantial portion of our credit exposure is in Puerto Rico, we are at risk from adverse economic, political or business developments and natural hazards that affect Puerto Rico. Since 2006, the Puerto Rico economy has been experiencing recessionary conditions. Based on information published by the Puerto Rico Planning Board, the Puerto Rico real gross national product decreased 3.7% during the fiscal year ended June 30, 2009.

The Commonwealth of Puerto Rico government is currently addressing a fiscal deficit. It is implementing a multi-year budget plan for reducing the deficit, as its access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget. Some of the measures implemented by the government included reducing expenses, including public-sector employment through employee layoffs. Since the government is an important source of employment on the Island, these measures could have the effect of intensifying the current recessionary cycle. The U.S. Bureau of Labor Statistics reported an unemployment rate (preliminary) of 16.1% for July 2010, compared with an unemployment rate of 15.6% for July 2009.

Pursuant to the Declaration of Fiscal Emergency and Omnibus Plan for Economic Stabilization and Restoration of the Puerto Rican Credit Act of March 2, 2009 (the “Puerto Rico Economic Stabilization and Restoration Act”), for tax years beginning after December 31, 2008, and ending before January 1, 2012, every corporation engaged in trade or business in Puerto Rico, including banks, insurance companies, and international banking entities, will be subject to an additional 5% surcharge on corporate income tax. This temporary tax was enacted as a measure to generate additional revenues to address the fiscal crisis that the government of Puerto Rico is currently facing.

A period of reduced economic growth or a recession has historically resulted in a reduction in lending activity and an increase in the rate of defaults in commercial loans, consumer loans and residential mortgages. A recession may have a significant adverse impact on our net interest income and fee income. We may also experience significant losses on the loan portfolio due to a higher level of defaults on commercial loans, consumer loans and residential mortgages.

The decline in Puerto Rico’s economy has had an adverse effect in the credit quality of our loan portfolios as delinquency rates have increased in the short-term and may continue to increase until the economy stabilizes. Among other things, we have experienced an increase in the level of our non-performing assets and loan loss provision, which adversely affects our profitability. If the decline in economic activity continues, additional increases in the allowance for loan losses could be necessary and there could be further adverse effects on our profitability. The reduction in consumer spending may also continue to impact growth in our other interest and non-interest revenue sources.

The level of real estate prices in Puerto Rico had been more stable than in other U.S. markets, but the current economic environment has accelerated the devaluation of properties and has increased portfolio delinquency when compared with previous periods. Additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral. The housing market has suffered a substantial slowdown in sales activity in recent quarters.

Financial results are constantly exposed to market risk.

Market risk refers to the probability of variations in the net interest income or the fair value of assets and liabilities due to changes in interest rates, currency exchange rates or equity prices. Despite the varied nature of market risks, the primary source of this risk to us is the impact of changes in interest rates on net interest income.

Net interest income is the difference between the revenue generated on earning assets and the interest cost of funding those assets. Depending on the duration and repricing characteristics of the assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period.

We use an asset-liability management software to project future movements in our balance sheet and income statement. The starting point of the projections generally corresponds to the actual values of the balance sheet on the date of the simulations. These simulations are highly complex, and use many simplifying assumptions.

We are subject to interest rate risk because of the following factors:

•	Assets and liabilities may mature or reprice at different times. For example, if assets reprice slower than liabilities and interest rates are generally rising, earnings may initially decline.

•	Assets and liabilities may reprice at the same time but by different amounts. For example, when the general level of interest rates is rising, we may increase rates charged on loans by an amount that is less than the general increase in market interest rates because of intense pricing competition. Also, basis risk occurs when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indices that may not move in tandem.

•	Short-term and long-term market interest rates may change by different amounts, i.e., the shape of the yield curve may affect new loan yields and funding costs differently.

•	The remaining maturity of various assets and liabilities may shorten or lengthen as interest rates change. For example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in the securities available-for-sale portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income. If prepayment rates increase, we would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios.

•	Interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of financial assets and financial liabilities, gains and losses on sales of securities and loans, the value of mortgage servicing rights and other sources of earnings.

In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives. We may suffer losses or experience lower spreads than anticipated in initial projections as management implement strategies to reduce future interest rate exposure.

The hedging transactions we enter into may not be effective in managing the exposure to market risk, including interest rate risk.

We offer certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index and we use derivatives, such as option agreements with major broker-dealer companies, to manage our exposure to changes in the value of the index. We may also use derivatives, such as interest rate swaps, to manage part of our exposure to market risk caused by changes in interest rates. The derivative instruments that we may utilize also have their own risks, which include: (1) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost; (2) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (3) legal risk, which is the risk that we are unable to enforce certain terms of such instruments. All or any of such risks could expose us to losses.

If a counterparty to a derivative contract fails to perform, our credit risk is equal to the net fair value of the contract. Although we deal with counterparties that have high quality credit ratings at the time we enter into the counterparty relationships, there can be no assurances that our counterparties will have the ability to perform under their contracts. If a counterparty fails to perform, including as a result of the bankruptcy or insolvency of a counterparty, we would incur losses as a result.

Our risk management policies, procedures and systems may be inadequate to mitigate all risks inherent in our various businesses.

A comprehensive risk management function is essential to the financial and operational success of our business. The types of risk we monitor and seek to manage include, but are not limited to, operational risk, market risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted various policies, procedures and systems to monitor and manage risk. There can be no assurance that those policies, procedures and systems are adequate to identify and mitigate all risks inherent in our various businesses. In addition, our businesses and the markets in which we operate are continuously evolving. If we fail to fully understand the implications of changes in our business or the financial markets and to adequately or timely enhance our risk framework to address those changes, we could incur losses.

A prolonged economic downturn or recession or a continuing decline in the real estate market would likely result in an increase in delinquencies, defaults and foreclosures and in a reduction in loan origination activity, which would adversely affect our financial results.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of lower volumes and industry-wide losses. The market for residential mortgage loan originations is currently in decline, and this trend could also reduce the level of mortgage loans that we may originate in the future and may adversely impact our business. During periods of rising interest rates, refinancing originations for many mortgage products tend to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. A recent trend of decreasing values in certain housing segments has also been noted. There is a risk that a reduction in housing values could negatively impact our loss levels on the mortgage portfolio because the value of the homes underlying the loans is a primary source of repayment in the event of foreclosure.

Any sustained period of increased delinquencies, foreclosures or losses could harm our ability to sell loans, the price we receive on the sale of such loans, and the value of our mortgage loan portfolio, all of which could have a negative impact on our results of operations and financial condition. In addition, any material decline in real estate values would weaken our collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults.

A continuing decline in the real estate market in the U.S. mainland and ongoing disruptions in the capital markets may harm our investment securities and wholesale funding portfolios.

The housing market in the U.S. is undergoing a correction of historic proportions. After a period of several years of booming housing markets, fueled by liberal credit conditions and rapidly rising property values, the sector has been in the midst of a substantial correction since early 2007. The general level of property values in the U.S., as measured by several indices widely followed by the market, has declined. These declines are the result of ongoing market adjustments that are aligning property values with income levels and home inventories. The supply of homes in the market has increased substantially, and additional property value decreases may be required to clear the overhang of excess inventory in the U.S. market.

Our business could be adversely affected if we cannot maintain access to stable funding sources.

Our business requires continuous access to various funding sources. While we are able to fund our operations through deposits as well as through advances from the Federal Home Loan Bank of New York and other alternative sources, our business is significantly dependent upon other wholesale funding sources, such as repurchase agreements and brokered deposits. While most of our repurchase agreements have been structured with initial terms to maturity of between three and ten years, the counterparties have the right to exercise put options before the contractual maturities.

Brokered deposits are typically sold through an intermediary to small retail investors. Our ability to continue to attract brokered deposits is subject to variability based upon a number of factors, including volume and volatility in the global securities markets, our credit rating and the relative interest rates that we are prepared to pay for these liabilities. Brokered deposits are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Investors in brokered deposits are generally more sensitive to interest rates and will generally move funds from one depository institution to another based on small differences in interest rates offered on deposits.

Although we expect to have continued access to credit from the foregoing sources of funds, there can be no assurance that such financing sources will continue to be available or will be available on favorable terms. In a period of financial disruption such as the one currently being experienced in the U.S. financial system, or if negative developments occur with respect to us, the availability and cost of our funding sources could be adversely affected. In that event, our cost of funds may increase, thereby reducing our net interest income, or we may need to dispose of a portion of our investment portfolio, which, depending upon market conditions, could result in realizing a loss or experiencing other adverse accounting consequences upon the dispositions. Our efforts to monitor and manage liquidity risk may not be successful to deal with dramatic or unanticipated changes in the global securities markets or other reductions in liquidity driven by us or market related events. In the event that such sources of funds are reduced or eliminated and we are not able to replace them on a cost-effective basis, we may be forced to curtail or cease our loan origination business and treasury activities, which would have a material adverse effect on our operations and financial condition.

Our decisions regarding credit risk and the allowance for loan losses may materially and adversely affect our business and results of operations.

Making loans is an essential element of our business and there is a risk that our loans will not be repaid. This default risk is affected by a number of factors, including:

•	the duration of the loan;

•	credit risks of a particular borrower;

•	changes in economic or industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We strive to maintain an appropriate allowance for loan losses to provide for probable losses inherent in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors such as default frequency, internal risk ratings, expected future cash collections, loss recovery rates and general economic factors, among others, as are the size and diversity of individual credits. Our methodology for measuring the adequacy of the allowance relies on several key elements which include a specific allowance for identified problem loans, a general systematic allowance, and an unallocated allowance.

Although we believe that our allowance for loan losses is currently sufficient given the constant monitoring of the risk inherent in our loan portfolio, there is no precise method of predicting loan losses and therefore we always face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. In addition, the FDIC as well as the Office of the Commissioner of Financial Institutions of Puerto Rico may require us to establish additional reserves. Additions to the allowance for loan losses would result in a decrease of our net earnings and capital and could hinder our ability to pay dividends.

We are subject to default and other risks in connection with our mortgage loan originations.

From the time that we fund the mortgage loans we originate to the time we sell them, we are generally at risk for any mortgage loan defaults. Once we sell the mortgage loans, the risk of loss from mortgage loan defaults and foreclosures passes to the purchaser or insurer of the mortgage loans. However, in the ordinary course of business, we make representations and warranties to the purchasers and insurers of mortgage loans relating to the validity of such loans. If there is a breach of any of these representations or warranties, we may be required to repurchase the mortgage loan and bear any subsequent loss on the mortgage loan. In addition, we incur higher liquidity risk with respect to the nonconforming mortgage loans originated by us, because of the lack of a favorable secondary market in which to sell them.

Competition with other financial institutions could adversely affect our profitability.

We face substantial competition in originating loans and in attracting deposits and assets to manage. The competition in originating loans and attracting assets comes principally from other U.S., Puerto Rico and foreign banks, investment advisors, broker/dealers, mortgage banking companies, consumer finance companies, credit unions, insurance companies, and other institutional lenders and purchasers of loans. We will encounter greater competition as we expand our operations. Increased competition may require us to increase the rates we pay on deposits or lower the rates we charge on loans which could adversely affect our profitability.

Legislative and other measures that may be taken by Puerto Rico governmental authorities could materially increase our tax burden or otherwise adversely affect our financial condition, results of operations or cash flows.

We operate an international banking entity pursuant to the International Banking Center Regulatory Act of Puerto Rico that provides us with significant tax advantages. Our international banking entity has the benefits of exemptions from Puerto Rico income taxes on interest earned on, or gain realized from the sale of, non-Puerto Rico assets, including U.S. government obligations and certain mortgage backed securities. This exemption has allowed us to have effective tax rates significantly below the maximum statutory tax rates. In the past, the legislature of Puerto Rico has considered proposals to curb the tax benefits afforded to international banking entities. In the event legislation passed in Puerto Rico to eliminate or modify the tax exemption enjoyed by international banking entities, the consequences could have a materially adverse impact on us, including increasing our tax burden or otherwise adversely affecting our financial condition, results of operations or cash flows.

The Puerto Rico Economic Stabilization and Restoration Act imposed a temporary 5% special income tax on international banking entities, among others, which until the enactment of such law were tax exempt financial institutions in Puerto Rico. This special income tax is applicable for tax years 2009, 2010 and 2011.

Competition in attracting talented people could adversely affect our operations.

We depend on our ability to attract and retain key personnel and we rely heavily on our management team. The inability to recruit and retain key personnel or the unexpected loss of key managers may adversely affect our operations. Our success to date has been influenced strongly by our ability to attract and retain senior management experienced in banking and financial services. Retention of senior managers and appropriate succession planning will continue to be critical to the successful implementation of our strategies.

Changes in accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of our accounting principles generally accepted in the United States (“GAAP”), which are periodically revised and/or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by FASB. Market conditions have prompted accounting standard setters to promulgate new guidance which further interprets or seeks to revise accounting pronouncements related to financial instruments, structures or transactions as well as to issue new standards expanding disclosures. The impact of accounting developments that have been issued but not yet implemented is disclosed in our annual reports on Form 10-K and our quarterly reports on Form 10-Q. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material effect on our financial condition and results of operations.

We will likely be classified as a passive foreign investment company for United States federal income tax purposes, which would subject United States investors in the shares of our common stock to adverse tax consequences.

In light of our significant portfolio of investment securities, we will likely be classified as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes for the current taxable year and may be a PFIC in subsequent taxable years. PFIC status is a factual determination made annually after the close of each taxable year on the basis of the composition of our income and the value of our active versus passive assets. The overall level of our passive assets will be significantly affected by changes in the amount of our cash, cash equivalents and, securities held for investment, each of which may be classified as passive assets under the PFIC rules. If we were to be or become classified as a PFIC, a U.S. Holder (as defined in “Material United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of shares of common stock and on the receipt of distributions on the shares of common stock to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules. See the section entitled “Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules”.

You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding, and disposing of shares of our common stock if we are classified as a PFIC, including the possibility of making a “mark-to-market” election.

Risks Related to the Bank Regulatory Matters

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was recently signed into law. The Dodd-Frank Act will have a broad impact on the financial services industry, including significant regulatory and compliance changes, such as: (1) enhanced resolution authority of troubled and failing banks and their holding companies; (2) enhanced lending limits strengthening the existing limits on a depository institution’s credit exposure to one borrower; (3) increased capital and liquidity requirements; (4) increased regulatory examination fees; (5) changes to assessments to be paid to the FDIC for federal deposit insurance; (6) prohibiting bank holding companies, such as us, from including in regulatory Tier 1 capital future issuances of trust preferred securities or other hybrid debt and equity securities; and (7) numerous other provisions designed to improve supervision and oversight of, and strengthening safety and soundness for, the financial services sector. Additionally, the Dodd-Frank Act establishes a new framework for systemic risk oversight within the financial system to be distributed among new and existing federal regulatory agencies, including the Financial Stability Oversight Council, the Federal Reserve Board, the Office of the Comptroller of the Currency and the FDIC. Further, the Dodd-Frank Act addresses many corporate governance and executive compensation matters that will affect most U.S. publicly traded companies, including us. Many of the requirements called for in the Dodd-Frank Act will be implemented over time and most will be subject to implementing regulations over the course of several years.

Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full extent of the impact such requirements will have on our operations is unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage ratio requirements or otherwise adversely affect our business. In particular, the potential impact of the Dodd-Frank Act on our operations and activities, both currently and prospectively, include, among others:

•	a reduction in our ability to generate or originate revenue-producing assets as a result of compliance with heightened capital standards;

•	increased cost of operations due to greater regulatory oversight, supervision and examination of banks and bank holding companies, and higher deposit insurance premiums;

•	the limitation on our ability to raise capital through the use of trust preferred securities as these securities may no longer be included as Tier 1 capital going forward; and

•	the limitation on our ability to expand consumer product and service offerings due to anticipated stricter consumer protection laws and regulations.

Further, we may be required to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

We are subject to extensive regulation, examination, supervision, and potential enforcement actions by bank regulatory authorities.

As a bank holding company, we are subject to extensive regulation, examination, and potential enforcement actions by the Federal Reserve. Our depository institution subsidiary is also subject to extensive regulation, examination and potential enforcement actions by the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico (the “OCFI”). This regulation affects our operations and our subsidiaries. Potential investors should understand that the primary objective of the bank regulatory regime is the protection of depositors, not the protection of stockholders and investors. Any change in applicable federal or Puerto Rico laws or regulations could significantly affect our powers, authority and operations, and could have a material adverse effect on our financial condition and results of operations.

The banking regulators have broad and largely discretionary powers, which include: prohibiting “unsafe or unsound” practices; requiring affirmative actions to correct any violation or practice; issuing administrative orders that can be judicially enforced; directing increases in capital; directing the sale of subsidiaries or other assets; limiting dividends and distributions; restricting growth; assessing civil monetary penalties; removing officers and directors; terminating deposit insurance; and granting or withholding required approvals for a wide range of corporate and operational matters. These actions and other regulatory requirements could have a material adverse effect on an investment in us.

Banking laws require regulatory approvals and impose other requirements on any investor that is deemed to control us.

Any party that is deemed to “control” us for bank regulatory purposes would become subject to prior approval requirements and/or ongoing regulation and supervision. Applicable laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act. As a general matter, any investment in 10% or more of any class of our voting securities would require prior approval of the regulators. However, regulatory determinations of “control” are based on all of the relevant facts and circumstances and could occur at ownership levels less than 10%. For purposes of these laws, the regulators will aggregate ownership interests held by affiliated parties or parties deemed acting in concert.

Under the Puerto Rico Banking Act, a notice must be submitted to the OCFI not less than 60 days prior to the consummation of any transfer of our common stock if, after such transfer, the transferee (including any group acting in concert) will own more than 5% of our outstanding common stock. Unless it is exempted by the OCFI, such transfer will require OCFI approval if it will result in a change of control. A transfer will be presumed to result in a change of control if, as a result of such transfer, a person or group that did not own more than 5% of our outstanding common stock prior to such transfer owns more than 5% of such stock after such transfer. In acting upon any such request for approval, the OCFI must take into consideration factors such as the experience and moral and financial responsibility of the transferee, its impact on our operations, whether the change of control threatens the interest of our depositors, creditors or shareholders and any public interest considerations.

As a bank holding company, we may be liable for an undercapitalized depository institution subsidiary.

Under federal law, any depository institution that becomes less than adequately capitalized must file an acceptable capital plan with its regulators. A bank holding company will be required to guarantee the capital plan filed by its subsidiary depository institution. If the subsidiary defaults under the plan, then the bank holding company may be required to contribute to the capital of the subsidiary an amount equal to the lesser of 5% of the bank’s assets at the time it became undercapitalized or the amount necessary to bring the subsidiary into compliance with applicable capital standards.

Because of stresses on the Deposit Insurance Fund, the FDIC has recently imposed, and could impose in the future, additional assessments on the banking industry.

The current financial crisis has caused the Deposit Insurance Fund administered by the FDIC to fall below required minimum levels. Because the FDIC replenishes the Deposit Insurance Fund through assessments on the banking industry, we anticipate that the FDIC will likely maintain relatively high deposit insurance premiums for the foreseeable future. The FDIC has recently imposed a special deposit insurance assessment on the banking industry, and there can be no assurance that it will not do so again. It has also required banking organizations to “pre-pay” deposit insurance premiums in order to replenish the liquid assets of the Deposit Insurance Fund, and may impose similar requirements in the future. High insurance premiums and special assessments will adversely affect our profitability.

Changes in laws, regulations or policies could adversely affect us and our investors.

Federal, state, and local legislators and regulators regularly introduce measures and take actions that could modify the regulatory requirements applicable to banks, thrifts, their holding companies, and other financial institutions. Changes in laws, regulations, or regulatory policies could change the operating environment for us in substantial and unpredictable ways.

USE OF PROCEEDS

The securities offered by this prospectus are being registered for the account of the selling securityholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, any proceeds from the sale of these securities will be received by the selling securityholders for their own account, and we will not receive any proceeds from the sale of any of the securities offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description is a general summary of the terms of our capital stock. The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”). The description herein does not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our Certificate of Incorporation and Bylaws because they, and not the summaries, define the rights of holders of shares of our capital stock. You can obtain copies of our Certificate of Incorporation and Bylaws by following the directions under the heading “Where You Can Find More Information.”

Authorized Capital

We are authorized to issue 100,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. The following is a summary of certain rights and privileges of our common stock and serial preferred stock. Statements in this summary are qualified in their entirety by reference to our Certificate of Incorporation.

Common Stock

As of August 31, 2010, there were 47,807,734 shares of our common stock issued, of which 46,316,318 are outstanding and 1,491,416 are held by us as treasury shares, and 550,000 shares are reserved for issuance under our Omnibus Plan, as amended and restated. As of that date, a total of 435,863 stock options were outstanding under our 1996, 1998 and 2000 Incentive Stock Option Plans, 232,876 stock options were outstanding under our 2007 Omnibus Plan, which was amended in 2010, and 162,700 stock options and 81,000 restricted stock units were granted under the Omnibus Plan in 2010. The Omnibus Plan replaced and superseded our Incentive Stock Option Plans. All outstanding stock options under our Incentive Stock Option Plans continue in full force and effect, subject to their original terms. Our common stock is traded in the NYSE under the symbol “OFG.” The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of our common stock. At each annual meeting of shareholders in which more than one director is being elected, every shareholder entitled to vote at such election has the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote, or to cumulate the votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his or her shares equals, or by distributing such votes on the same principle among any number of candidates.

Subject to the rights of holders of the outstanding shares of our 7.125% Noncumulative Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), our 7.0% Noncumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), and any other outstanding shares of preferred stock, in the event of the liquidation, dissolution or distribution of our assets, the holders of our common stock are entitled to share ratably in the assets legally available for distribution to shareholders. Our common stock has no redemption, conversion or sinking fund privileges.

Subject to any dividend preferences which may be established with respect to any series of serial preferred stock, the holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our Board of Directors out of funds legally available for the payment of dividends.

Holders of our common stock do not have preemptive rights to subscribe for or purchase additional securities from us.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to fix the designation, voting powers, preferences, limitations and relative rights of any series of our serial preferred stock at the time of issuance. As of the date of this prospectus, there are 1,340,000 shares of our Series A Preferred Stock issued and outstanding and 1,380,000 shares of our Series B Preferred Stock issued and outstanding. The rights, preferences and privileges of the Series A and Series B Preferred Stock are substantially similar, except as to the dividend rate and optional redemption dates. When and if declared by the Board of Directors, holders of Series A Preferred Stock are entitled to receive noncumulative cash dividends at the annual rate per share of 7.125% of their liquidation preferences and holders of Series B Preferred Stock are entitled to receive noncumulative cash dividends at the annual rate of 7.0% of their liquidation preferences. Each of the Series A Preferred Stock and the Series B Preferred Stock has a liquidation preference of $25 per share plus an amount equal to any accrued and unpaid dividends for the current monthly dividend period to the date of payment. We have the option to redeem the Series A Preferred Stock and the Series B Preferred Stock, in whole or in part.

Restrictions on Acquisition of Oriental Financial Group

Restrictions in the Certificate of Incorporation and Bylaws

A number of provisions of our Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of shareholders. The following discussion is a general summary of certain provisions of the Certificate of Incorporation and Bylaws that might be deemed to have a potential “antitakeover” effect. Reference should be made in each case to such Certificate of Incorporation and Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Board of Directors

Our Certificate of Incorporation contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office of one class expiring each year. Directors may be removed from office only with cause by an affirmative vote of not less than a majority of the votes eligible to be cast at a duly constituted meeting of shareholders called expressly for that purpose. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the board, or by the sole remaining director, and a director appointed to fill a vacancy shall serve for the remainder of the term to which the director being replaced had been elected, and until his successor has been elected and qualified. Our Bylaws govern nominations for election to the Board of Directors and provide that the Corporate Governance and Nominating Committee of the Board of Directors (the “Nominating Committee”) shall recommend to the Board of Directors the selection of management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the Board of Directors, upon the recommendation of the Nominating Committee, shall deliver written nominations to the Secretary at least 20 days prior to the date of the annual meeting. No nominations for directors, except those made by the Board of Directors upon the recommendation of the Nominating Committee, shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on the Board of Directors, and delivered to the Secretary at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting. Ballots bearing the names of all the persons nominated by the Board of Directors and by shareholders shall be provided for use at the annual meeting. However, if the Board of Directors or the Nominating Committee fails or refuses to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

Special Meetings of Shareholders and Shareholder Proposals

Our Bylaws provide that special meetings of shareholders, for any purpose or purposes, may be called at any time by the Chairman or the Vice Chairman of the Board, the President or by the Board of Directors, and shall be called by the Chairman or the Vice Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than 20% of the paid-in capital entitled to vote at the meeting. The written request shall state the purpose or purposes of the meeting and shall be delivered at our principal offices addressed to the Chairman or Vice Chairman of the Board, the President or the Secretary.

Business Combinations

Our Certificate of Incorporation provides that the affirmative vote of the holders at least 75% of the total number of outstanding shares is required to approve any merger, reorganization or consolidation for which shareholder approval is required by applicable law, to the extent that such business combination is not approved by 80% of the members of the Board of Directors then in office.

SELLING SECURITYHOLDERS

On April 30, 2010, we issued and sold 200,000 shares of our newly authorized Series C Preferred Stock at a purchase price and liquidation preference of $1,000 per share. On June 30, 2010, our shareholders approved the conversion of the Series C Preferred Stock into our common stock and each share of the Series C Preferred Stock converted into approximately 66.6 shares of our common stock, for an aggregate of 13,320,000 shares of our common stock. Holders of Series C Preferred Stock received cash in lieu of fractional shares of common stock.

We are registering the securities offered by this prospectus on behalf of the selling securityholders.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests in the securities.

The table below reads as follows:

•	the first column lists the names of the selling securityholders;

•	the second column lists the number of shares of our common stock owned by each selling securityholder as of August 31, 2010, and includes (1) the shares of our common stock issued upon conversion of the Series C Preferred Stock and (2) any other shares of our common stock held by the selling securityholder (none of which are being offered by this prospectus);

•	the third column lists the shares of our common stock being offered under this prospectus by each of the selling securityholders;

•	the fourth column lists the shares of our common stock owned following the offering pursuant to this prospectus and assumes the selling securityholders sell all the common stock offered by this prospectus; and

•	the fifth column indicates the percentage of our common stock to be owned by each selling securityholder after completion of the offering pursuant to this prospectus based on the number of shares of our common stock outstanding as of August 31, 2010.

The information set forth below is based on information provided by or on behalf of the selling securityholders prior to the date hereof. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which the selling securityholders provided this information to us, such selling securityholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us.

	Total of All Shares	Shares of Common	Shares of Common	Percentage of Common
	of Common Stock	Stock Offered by	Stock Owned Post-	Stock Owned Post-
Name of Selling Securityholder	Owned by Holder	this Prospectus	Offering(1)	Offering(2)

Bay Pond Investors (Bermuda) L.P.(3)	924,940	526,340	398,600	*
Bay Pond Partners, L.P.(3)	2,000,759	1,108,225	892,534	1.93%
Burnham Financial Industries Fund(4)(5)	401,700	166,500	235,200	*
Burnham Financial Services Fund(4)(5)	136,700	33,300	103,400	*
Clipperbay & Co. as nominee for SMALLCAP World Fund, Inc.(6)	1,700,299	1,700,299	0	*

	Total of All Shares	Shares of Common	Shares of Common	Percentage of Common
	of Common Stock	Stock Offered by	Stock Owned Post-	Stock Owned Post-
Name of Selling Securityholder	Owned by Holder	this Prospectus	Offering(1)	Offering(2)

Endeavour Financial Restoration Fund, L.P.(7)	660,100	566,100	94,000	*
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund(8)	306,160	306,160	0	*
Fidelity Destiny Portfolios: Fidelity Advisor Capital Development Fund(8)	114,618	114,618	0	*
Fidelity Northstar Fund(8)	99,900	99,900	0	*
Fidelity Puritan Trust: Fidelity Low-Priced Stock Fund(8)	2,504,542	1,124,542	1,380,000	2.98%
Fidelity Select Portfolios: Banking Portfolio(8)	213,180	19,780	193,400	*
Financial Stocks Capital Partners V L.P.	732,600	732,600	0	*
FrontPoint Financial Horizons Fund, L.P.(9)	605,807	138,927	466,880	1.01%
FrontPoint Financial Services Fund, L.P.(10)	1,385,520	527,072	858,448	1.85%
Integrated Core Strategies (US) LLC(4)(11)	1,116,000	666,000	450,000	*
Ithan Creek Master Investment Partnership (Cayman) II, L.P.(3)	118,433	66,000	52,443	*
Ithan Creek Master Investors (Cayman) L.P.(3)	1,155,422	644,022	511,400	1.10%
JAM Partners, LP(12)	1,847,569	532,800	1,314,769	2.84%
JAM Recovery Fund, LP(12)	559,410	256,410	303,000	*
JAM Special Opportunities Fund II, LP(12)	252,990	209,790	43,200	*
Moors and Mendon Master Fund LP(4)(13)	138,900	99,900	39,000	*
MWIS Americas TOPS Fund(14)	178,028	159,840	18,188	*
MWIS Market Neutral TOPS Fund(14)	212,002	173,160	38,842	*
Northaven Offshore, Ltd.	33,063	24,975	8,088	*
Northaven Partners II, L.P.	16,061	13,320	2,741	*
Northaven Partners, L.P.	226,376	161,505	64,871	*
Piping & Co. as nominee for American Funds Insurance Series — Global Small Capitalization Fund(15)	297,702	297,702	0	*
PM Manager Fund, SPC on behalf of and for the benefit of Segregated Portfolio 23	333,186	266,400	66,786	*
Samlyn Offshore Master Fund, Ltd.	591,408	591,408	0	*
Samlyn Onshore Fund, LP	407,592	407,592	0	*
Wolf Creek Investors (Bermuda) L.P.(3)	318,358	178,488	140,100	*
Wolf Creek Partners, L.P.(3)	263,351	74,325	189,026	*

	Total of All Shares	Shares of Common	Shares of Common	Percentage of Common
	of Common Stock	Stock Offered by	Stock Owned Post-	Stock Owned Post-
Name of Selling Securityholder	Owned by Holder	this Prospectus	Offering(1)	Offering(2)

Zweig-DiMenna International Ltd.(16)	783,083	783,083	0	*
Zweig-DiMenna Investors, L.P.(16)	17,782	17,782	0	*
Zweig-DiMenna Market Neutral, L.P.(16)	54,412	54,412	0	*
Zweig-DiMenna Partners, L.P.(16)	476,723	476,723	0	*

*	Less than 1%

(1)	Assumes that each selling securityholder will sell all shares offered by it under this prospectus. Any values contained in this column represent shares owned by the selling securityholder that are not being offered pursuant to this prospectus.

(2)	This number represents the percentage of our common stock to be owned by the selling securityholder after completion of the offering pursuant to this prospectus and is based on 46,316,318 shares of our common stock outstanding as of August 31, 2010. See the corresponding number of shares in the column titled “Shares of Common Stock Owned Post-Offering.”

(3)	(i) Bay Pond Investors (Bermuda) L.P., (ii) Bay Pond Partners, L.P., (iii) Ithan Creek Master Investment Partnership (Cayman) II, L.P., (iv) Ithan Creek Master Investors (Cayman) L.P., (v) Wolf Creek Investors (Bermuda) L.P. and (vi) Wolf Creek Partners, L.P. are managed by Wellington Management Company, LLP (“Wellington”), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(4)	The selling securityholders identified by reference to this footnote (4) have indicated that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(5)	(i) Burnham Financial Industries Fund and (ii) Burnham Financial Services Fund are affiliated entities. Mendon Capital Advisors Corp. is the subadvisor to both of these entities. Anton Schutz is the portfolio manager and as such has decision making power over all shares held by these entities.

(6)	SMALLCAP World Fund, Inc. is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company (“CRMC”), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to SMALLCAP World Fund, Inc. A division of CRMC, Capital Research Global Investors, is deemed to be the beneficial owner of these shares for ownership reporting purposes under Section 13 of the Securities Exchange Act of 1934.

(7)	Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc., which are controlled by Laurence Austin and Mitchell Katz, act as general partner and investment adviser of Endeavour Financial Restoration Fund, L.P., and accordingly exercise voting and investment power over the shares held by Endeavour Financial Restoration Fund, L.P.

(8)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,238,400 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity funds each has sole power to dispose of 3,238,400 shares of our common stock owned by the Fidelity funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Fidelity funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity funds’ Boards of Trustees.

(9)	FrontPoint Financial Horizons Fund GP, LLC is the general partner of FrontPoint Financial Horizons Fund, L.P. FrontPoint Financial Horizons Fund GP, LLC has voting and dispositive power over the securities held by the fund. FrontPoint Financial Horizons Fund GP, LLC is an indirect wholly-owned subsidiary of Morgan Stanley, a publicly held corporation.

(10)	FrontPoint Financial Services Fund GP, LLC is the general partner of FrontPoint Financial Services Fund, L.P. FrontPoint Financial Services Fund GP, LLC has voting and dispositive power over the securities held by the fund. FrontPoint Financial Services Fund GP, LLC is an indirect wholly-owned subsidiary of Morgan Stanley, a publicly held corporation.

(11)	Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Israel A. Englander, a United States citizen (“Mr. Englander”), is the managing member of Millennium Management. Consequently, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies.

(12)	Jacobs Asset Management, LLC is the manager of JAM Partners, L.P., JAM Recovery Fund, L.P. and JAM Special Opportunities Fund II, L.P. (the “JAM Entities”). Sy Jacobs, as managing member of Jacobs Asset Management, LLC, has voting authority and trading discretion over the securities held by the JAM Entities.

(13)	Moors and Mendon Capital Ltd is the General Partner to the Moors and Mendon Master Fund LP. Anton Schutz is a Director of Moors and Mendon Capital Ltd. and President of Mendon Capital Advisors, investment advisor to the Moors and Mendon Master Fund LP.

(14)	Americas TOPS Fund and Market Neutral TOPS Fund are sub-trusts (each a “Sub-Trust”) of Marshall Wace Investment Strategies, an Irish-domiciled unit trust comprised of a number of sub-trusts (“MWIS”). Marshall Wace North America L.P. (“MWNA”) is one of the appointed investment managers of MWIS and, as such, manages or co-manages each of the Sub-Trusts. Pursuant to an investment management agreement, MWNA has investment discretion over and votes on behalf of the Sub-Trusts. MWNA, in such capacity, may be deemed to share beneficial ownership over the shares owned by the Sub-Trusts. MWNA has investment discretion over and votes on behalf of 401,450 shares of our common stock (including 178,028 shares owned by Americas TOPS Fund and 212,002 shares owned by Market Neutral TOPS Fund).

(15)	American Funds Insurance Series — Global Small Capitalization Fund is an investment company registered under the Investment Company Act of 1940. CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to American Funds Insurance Series — Global Small Capitalization Fund. A division of CRMC, Capital Research Global Investors, is deemed to be the beneficial owner of these shares for ownership reporting purposes under Section 13 of the Securities Exchange Act of 1934.

(16)	The selling securityholders identified by reference to this footnote (16) have indicated that their investment managers may be deemed to be affiliates of a registered broker-dealer. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the acquisition, ownership, and disposition of shares of our common stock by U.S. Holders (as defined below) that will hold their shares of common stock as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code (the “Code”). This summary is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who are Puerto Rican citizens or residents, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their shares of common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in shares of our common stock.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a beneficial owner of shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of our common stock and partners in such partnerships should consult their tax advisors as to the particular United States federal income tax consequences of an investment in shares of our common stock.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our Company, will be treated as a “passive foreign investment company” (or a “PFIC”), for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. For this purpose, cash, cash equivalents, and securities held for investment purposes are generally categorized as passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. In addition, under the PFIC regime, special rules apply to non-United States banks that qualify as “active foreign banks.” Under these rules, active foreign banks are permitted to classify loans made in the course of the conduct of banking business, and other certain interest bearing assets, as “active” rather “passive” assets. Although no assurances may be given, under the proposed Treasury regulations, the Company may qualify as an active foreign bank depending upon the composition of our income for the year.

In light of our significant portfolio of investment securities, the Company will likely be classified as a PFIC for United States federal income tax purposes for the current taxable year and may be a PFIC in subsequent taxable years. Whether we are or will be classified as a PFIC in the current or any future taxable year will be determined on the basis of, among other things, our asset values (including among other items, the level of cash, cash equivalents, and securities held for investment purposes), and gross income (including whether such income is active versus passive income) for such taxable year, all of which are subject to change. Provided we are a PFIC for any taxable year during your holding period of shares of our common stock, the PFIC tax rules discussed below under “Passive Foreign Investment Company Rules” generally will apply in future years, even if we cease to be a PFIC in subsequent years, unless you make a “mark-to-market” election (as described below). The discussion below under “Dividends” and “Sale or Other Disposition of Shares of Common Stock” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds shares of our common stock, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the shares of common stock), and (ii) any gain realized on the sale or other disposition, including a pledge, of shares of our common stock. Under the PFIC rules:

•	such excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the shares of common stock;

•	such amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•	such amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds shares of our common stock and any of our non-United States subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder should consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the shares of common stock qualify as being regularly traded on a qualified exchange, such as the New York Stock Exchange. We believe that shares of our common stock should qualify as being regularly traded on such exchange, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include in income as ordinary income for each taxable year the excess, if any, of the fair market value of shares of common stock held at the end of the taxable year over the adjusted tax basis of such shares of common stock and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the shares of common stock over the fair market value of such shares of common stock held at the end of the taxable year, but such loss is allowed only to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the shares of common stock would be adjusted to reflect any ordinary income or loss resulting from the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to any indirect interest in any lower-tier PFICs that we may own. A U.S. Holder who determines to make a mark-to-market election is urged to consult its tax advisor as the application and effect of the mark-to-market election.

In some cases, a U.S. Holder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by making a “qualified electing fund” (“QEF”) election to be taxed currently on its share of the PFIC’s undistributed income. We do not, however, expect to provide to U.S. Holders the information regarding this income that would be necessary in order for a U.S. Holder to make a QEF election with respect to its shares of our common stock.

If a U.S. Holder owns shares of our common stock during any taxable year that we are a PFIC, the holder must file an annual Internal Revenue Service Form 8621. In the case of a U.S. Holder who has held shares of our common stock during any taxable year in respect of which we were classified as a PFIC and continues to hold such shares of common stock (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such shares of common stock.

Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing shares of our common stock if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

Dividends

If we are not a PFIC for any taxable year during which a U.S. Holder holds shares of our common stock, any cash distributions paid on our ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income. A distribution in excess of our current and accumulated earnings and profits, as determined under United States federal income tax principles, will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in shares of our common stock and as a capital gain to the extent it exceeds the U.S. Holder’s adjusted basis. For taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. If, as is likely to be the case, we are classified as a PFIC for United States federal income tax purposes for the current taxable year or any subsequent taxable year, we will not be treated as a qualified foreign corporation for these purposes in those taxable years in which we are classified as a PFIC, and, thus, a non-corporate recipient of dividend income will not be eligible for the favorable maximum United States federal income tax rate of 15%. Although no assurances can be given, we believe that we will be treated as a qualified foreign corporation for these purposes for any taxable year in which we are not classified as a PFIC. Dividends received on shares of our common stock will not be eligible for the dividends received deduction allowed to corporations.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes, provided that less than 25% of our gross income on an ongoing basis is effectively connected with a trade or business in the United States. Since our incorporation, we have not derived, nor do we expect to derive in the future, 25% or more of our gross income that is effectively connected with a trade or business in the United States. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends paid to such U.S. Holder. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition of Shares of Common Stock

If we are not a PFIC for any taxable year during which a U.S. Holder holds shares of our common stock, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of shares of our common stock in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such shares of common stock. Any capital gain or loss will be long-term if the shares of common stock have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations.

Backup Withholding and Information Reporting

Recently enacted legislation imposes new reporting requirements on certain U.S. individual investors in connection with holding shares of a foreign company, including shares of our common stock, either directly or through a “foreign financial institution”. This new legislation also imposes penalties if a holder is required to submit such information to the Internal Revenue Service and fails to do so. In addition, U.S. Holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of shares of our common stock. Dividend payments with respect to shares of our common stock and proceeds from the sale or other disposition of shares of our common stock are not generally subject to U.S. backup withholding (provided that certain certification requirements are satisfied). Each U.S. Holder is urged to consult its tax advisor regarding the application of the United States information reporting and backup rules to its particular circumstances.

PLAN OF DISTRIBUTION

We are registering the securities issued to the selling securityholders to permit the resale of these securities by the holders of the securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will bear all fees and expenses incident to our obligation to register the securities.

The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling securityholders may deliver securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge securities to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our securities made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each selling securityholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Upon the Company being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling securityholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such the securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the registration rights agreement, estimated to be $60,000, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each selling securityholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by McConnell Valdés LLC, San Juan, Puerto Rico.

EXPERTS

Our consolidated statements of financial condition as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, included in our 2009 Annual Report on Form 10-K, as amended, for the year ended December 31, 2009, and incorporated by reference herein, and the Statement of Assets Acquired and Liabilities Assumed by Oriental Bank and Trust, pursuant to the P&A Agreement, included in the Amendment No. 1 to our Current Report on Form 8-K/A, filed with the SEC on July 16, 2010 and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Oriental Financial Group Inc.

PROSPECTUS

September   , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of our securities being registered hereby. All amounts except for the SEC Registration Fee are estimated.

Amount
to be Paid

SEC Registration Fee	$12,745.19
Accounting Fees and Expenses	$8,500.00
Legal Fees and Expenses	$28,000.00
Printing Expenses	$3,500.00
Miscellaneous Expenses	$7,254.81

Total	$60,000.00

Item 15.	Indemnification of Directors and Officers.

Section 1.02(B)(6) of the Puerto Rico General Corporation Law, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duties. However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit.

Article Ninth of our Certificate of Incorporation provides that the personal liability of our directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PR-GCL.

Section 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors and to purchase and maintain insurance on behalf of its officers and directors against liabilities arising out and pending or threatened actions, suits or proceedings to which such officers or directors are or may be made parties by reason of being officers or directors of the corporation. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

Section 1 of Article VII of our Bylaws provides that our directors, officers, employees and agents shall be indemnified to the fullest extent authorized by the PR-GCL against expenses and certain other liabilities arising out of legal action brought or threatened against them for their conduct on our behalf, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to our best interests. Indemnification by us is available in a criminal action only if such person had no reasonable cause to believe that his or her conduct was unlawful.

Section 4 of Article VII of our Bylaws provides that we may maintain insurance covering certain liabilities of our officers, directors, employees and agents, whether or not we would have the power or would be required to indemnify them against such liabilities. We maintain a directors’ and officers’ liability insurance policy.

Item 16.	List of Exhibits.

The following is a list of all exhibits filed as a part of this registration statement on Form S-3.

Exhibit
No.	Description

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4 to our registration statement on Form S-3, as amended, filed on February 12, 2004, Registration No. 333-112776)
5.1	Opinion of McConnell Valdés LLC regarding legality*
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of McConnell Valdés LLC (included in Exhibit 5.1 hereto)*
24	Powers of Attorney (included as part of the signature pages hereto)*

*	Previously filed.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico, on the 20th day of September, 2010.

ORIENTAL FINANCIAL GROUP INC.

By:	/s/ José Rafael Fernández
Name:     José Rafael Fernández

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ José Rafael Fernández José Rafael Fernández	President, Chief Executive Officer and Vice Chairman of the Board of Directors	September 20, 2010

/s/ Norberto González Norberto González	Executive Vice President and Chief Financial Officer	September 20, 2010

/s/ César A. Ortiz* César A. Ortiz	Senior Vice President and Controller	September 20, 2010

/s/ José J. Gil de Lamadrid* José J. Gil de Lamadrid	Chairman of the Board of Directors	September 20, 2010

/s/ Juan Carlos Aguayo* Juan Carlos Aguayo	Director	September 20, 2010

/s/ Pablo I. Altieri* Pablo I. Altieri	Director	September 20, 2010

/s/ Francisco Arriví* Francisco Arriví	Director	September 20, 2010

/s/ Nelson García* Nelson García	Director	September 20, 2010

/s/ Julian S. Inclán* Julian S. Inclán	Director	September 20, 2010

/s/ Rafael Machargo-Chardón* Rafael Machargo-Chardón	Director	September 20, 2010

Signature	Title	Date

/s/ Pedro Morazzani* Pedro Morazzani	Director	September 20, 2010

/s/ Josen Rossi* Josen Rossi	Director	September 20, 2010

*	By Norberto González pursuant to the power of attorney included on page II-4 of the registration statement filed by us on July 21, 2010.

EXHIBIT INDEX

Exhibit
No.	Description

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4 to our registration statement on Form S-3, as amended, filed on February 12, 2004, Registration No. 333-112776)
5.1	Opinion of McConnell Valdés LLC regarding legality*
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of McConnell Valdés LLC (included in Exhibit 5.1 hereto)*
24	Powers of Attorney (included as part of the signature pages hereto)*

*	Previously filed.